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News Release	Exhibit 99.1

Mercer resolves litigation with Alaska Retirement Board

New York, June 11, 2010

Mercer (US) Inc. announced today that it has resolved litigation brought by the Alaska Retirement Management Board (ARMB) on behalf of two Alaska benefit plans, relating to work in the period 1992 to 2004.

This settlement, in which Mercer expressly denies liability, resolves all claims against Mercer by the ARMB and the State of Alaska related to this matter.  Under the terms of the settlement agreement, Mercer has agreed to pay $500 million, of which $100 million will be covered by insurance.

Mercer concluded that a settlement was in the best interests of the company and its stakeholders for several reasons including: the uncertainty of the outcome of a jury trial in Juneau, with its high concentration of plan participants; the complex technical nature of the claims; and the fact that the plaintiffs were seeking at least $2.8 billion in damages.

Mercer is committed to serving its clients worldwide with the highest level of service and professionalism.

About Mercer
Mercer is a leading global provider of consulting, outsourcing and investment services. Mercer works with clients to solve their most complex benefit and human capital issues, designing and helping manage health, retirement and other benefits. It is a leader in benefit outsourcing. Mercer’s investment services include investment consulting and multi-manager investment management. Mercer’s 18,000 employees are based in more than 40 countries. The company is a wholly owned subsidiary of Marsh & McLennan Companies, Inc., which lists its stock (ticker symbol: MMC) on the New York, Chicago and London stock exchanges. For more information, visit www.mercer.com.

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